Company Contact:	Investor Contact:
AboveNet, Inc.	Lippert/Heilshorn & Associates, Inc
Jeffrey Garte	Jody Burfening
Director, Corporate Development	212-838-3777
914-421-6700	jburfening@lhai.com
jgarte@above.net

AboveNet Reports Fourth Quarter 2010 Adjusted EBITDA of $47.3 Million
on Revenue of $108.1 Million

White Plains, N.Y., February 25, 2011 — AboveNet, Inc. (NYSE: ABVT), a leading provider of high bandwidth connectivity solutions, announced results for the fourth quarter and full year ended December 31, 2010.

“Our strong results for the fourth quarter and full year 2010 demonstrate AboveNet’s continued success as a premier provider of high bandwidth networks. The increasing use of data-intensive applications by customers in our target markets is fueling demand for our portfolio of scalable, low-latency network connectivity services,” said Bill LaPerch, Chief Executive Officer of AboveNet. “We believe  bandwidth needs will continue to increase in 2011, bolstered by steady improvements in business spending. Our priorities in 2011 include leveraging the investments we have made in opening new markets in Europe and the U.S., investing intelligently in expanding our network density and adding profitable, cost-effective services. Through these initiatives, we will remain well positioned to meet our customers’ growing demand for high bandwidth transport services.”

Fourth Quarter 2010 Highlights
•	Revenue for the fourth quarter of 2010 was $108.1 million, a 14.6% increase from $94.3 million for the fourth quarter of 2009.
•
Revenue from domestic metro services for the fourth quarter of 2010 totaled $30.3 million, an increase of 19.3% from $25.4 million for the fourth quarter of 2009.  Revenue from domestic WAN services for the fourth quarter of 2010 was $22.1 million, an increase of 25.6% over the $17.6 million for the fourth quarter of the prior year. Revenue from domestic fiber infrastructure services for the three months ended December 31, 2010 totaled $44.2 million, an increase of 10.0% from $40.2 million for the fourth quarter of 2009.

•	Adjusted EBITDA for the fourth quarter of 2010 was $47.3 million, compared to $39.2 million for the comparable 2009 quarter.
~~•~~	Cash used for capital expenditures for the fourth quarter of 2010 was $47.7 million, compared to $38.7 million for the fourth quarter of 2009.

•
Cash and cash equivalents at December 31, 2010 were $61.6 million, after the payment of the December 27, 2010 special cash dividend of $129.0 million. Cash and cash equivalents at December 31, 2009 totaled $165.3 million.

Financial Results for the Three Months Ended December 31, 2010
Revenue for the fourth quarter of 2010 was $108.1 million, a 14.6% increase from $94.3 million for the fourth quarter of 2009.  Included in revenue was contract termination revenue of $0.4 million for the fourth quarter of 2010, compared to $0.9 million for the fourth quarter of the prior year.  Excluding contract termination revenue from each period, quarterly revenue would have been $107.7 million and $93.4 million, respectively, an increase of $14.3 million, or 15.3%.

For the fourth quarter of 2010, revenue from domestic operations was $97.5 million, compared to $85.0 million for the last quarter of 2009.  Revenue from domestic metro services for the fourth quarter of 2010 totaled $30.3 million, up 19.3% from $25.4 million for the fourth quarter of the prior year.  Revenue from domestic WAN services for the fourth quarter of 2010 was $22.1 million, an increase of 25.6% from $17.6 million for the final quarter of 2009.  Revenue from domestic fiber infrastructure services for the fourth quarter of 2010 totaled $44.2 million, an increase of 10.0% from $40.2 million for the fourth quarter of last year.  Revenue from our foreign operations, primarily in the U.K., for the fourth quarter of 2010 was $10.6 million, an increase of 14.0% from $9.3 million for the fourth quarter of 2009.  This increase is primarily due to year over year increases in services provided, as translation rates for 2010 and 2009 were approximately the same.

Costs of revenue for the fourth quarter of 2010 were $39.9 million, an increase of 13.7% from $35.1 million for the fourth quarter of 2009.  The increase in costs of revenue primarily reflects increased third party network costs, payroll-related expenses and co-location charges. In addition, the fourth quarter of 2010 includes impairment charges totaling $1.6 million, compared to $0.3 million for the last quarter of 2009. Selling, general and administrative expenses for the fourth quarter of 2010 were $26.9 million, an increase of 25.7% from $21.4 million for the fourth quarter of the prior year.  This year over year fourth quarter change is primarily attributed to an increase of $4.6 million for non-cash stock based compensation expense. The balance of the change is attributed to increases in salaries, sales commissions, third party commissions and professional fees,  partially offset by a benefit from a $0.6 million VAT tax settlement in the U.K.  Depreciation and amortization expense for the fourth quarter of 2010 was $16.8 million, compared to $14.3 million for the comparable quarter of 2009.  This increase is primarily due to additions to property and equipment and the effect of the reduction in estimated useful lives of certain assets effectuated on October 1, 2009 and January 1, 2010.

Operating income for the fourth quarter of 2010 was $24.5 million, a 4.3% increase from $23.5 million for the fourth quarter of 2009, reflecting the effect of the increases in the components of operating income discussed above.  Net income for the fourth quarter of 2010 was $22.3 million, or $0.85 per diluted share, compared to $206.9 million, or $7.96 per diluted share, for the fourth quarter of 2009.  The income tax provision for the fourth quarter of 2010 includes a provision, based upon pre-tax income, of $9.4 million which was substantially offset by a $7.3 million deferred income tax benefit associated with the reversal of valuation allowances associated with deferred tax assets in the U.K. The fourth quarter of 2009 reflects a net tax benefit of $182.9 million which is almost exclusively related to the reversal, in the fourth quarter of 2009, of a substantial portion of valuation allowances associated with the Company’s deferred tax assets in both the U.S. and U.K.  The income tax provision in each period is substantially non-cash.

Adjusted EBITDA for the fourth quarter of 2010 was $47.3 million, compared to $39.2 million for the fourth quarter of 2009.  Adjusted EBITDA Margin for the fourth quarter of 2010 was 43.8%, compared to 41.6% for the fourth quarter of the prior year.

Financial Results for the Year Ended December 31, 2010
Revenue for the year ended December 31, 2010 was $409.7 million, a 13.8% increase from $360.1 million reported for the year ended December 31, 2009.  Included in revenue was contract termination revenue of $2.7 million for the year ended December 31, 2010, compared to $3.9 million for the prior twelve month period.  Excluding contract termination revenue from each year, revenue would have been $407.0 million and $356.2 million, respectively, an increase of $50.8 million, or 14.3%.

For the twelve months ended December 31, 2010, revenue from domestic operations was $371.8 million, compared to $327.3 million for the year ended December 31, 2009.  Revenue from domestic metro services for 2010 totaled $114.4 million, up 20.7% from $94.8 million for the prior year.  Revenue from domestic WAN services for the year ended December 31, 2010 was $80.7 million, an increase of 20.4% from $67.0 million for 2009. Revenue from domestic fiber infrastructure services for the twelve months ended December 31, 2010 totaled $170.6 million, an increase of 7.8% over the $158.3 million reported for the prior year.  Revenue from our foreign operations, primarily in the U.K., for the year ended December 31, 2010 was $37.9 million, an increase of 15.5% from $32.8 million for the twelve months ended December 31, 2009.  As a result of the year over year translation rate being substantially the same, the revenue increase is due to the increase in the volume of services provided.

Costs of revenue for the year ended December 31, 2010 were $142.8 million, an increase of 9.3% from $130.7 million for the year ended December 31, 2009.  The increase in costs of revenue primarily reflects increased third party network costs, co-location and payroll-related expenses partially offset by a reduction in certain business tax rates on fiber in the U.K. and the reversal of a domestic right of way accrual that existed at December 31, 2009.  In addition, 2010 includes provisions for impairment totaling $2.0 million, compared to $1.2 million for 2009. Selling, general and administrative expenses for the twelve months ended December 31, 2010 were $96.6 million, an increase of 17.1% from $82.5 million for 2009.  This increase is primarily a result of year over year increases in salaries, non-cash stock based compensation, sales commissions, property taxes, occupancy-related expenses and professional fees partially offset by a benefit from a VAT tax settlement in the U.K.   Depreciation and amortization expense for the year ended December 31, 2010 was $63.3 million, compared to $52.0 million for the twelve months ended December 31, 2009.  This increase is primarily due to additions to property and equipment and the effect of the reduction in estimated useful lives of certain assets effectuated on October 1, 2009 and January 1, 2010.

Operating income for the year ended December 31, 2010 was $107.0 million, a 12.8% increase from $94.9 million for the twelve months ended December 31, 2009, reflecting the effect of the increases in the components of operating income discussed above.  Net income for the current year was $69.4 million, or $2.65 per diluted share, compared to $281.6 million, or $11.06 per diluted share, for the twelve months ended December 31, 2009.  The income tax provision for the year ended December 31, 2010 includes a tax provision of $41.8 million which is based on pre-tax income plus certain state capital-based taxes, partially reduced by a $7.3 million deferred tax benefit associated with the reduction of certain valuation allowances previously established with respect to deferred tax assets in the U.K. The Company reported a net deferred tax benefit of $187.6 million for the year ended December 31, 2009. The major component of this benefit related to the 2009 reversal of valuation allowances of $183.0 million, associated with the Company’s deferred tax assets in both the U.S. and U.K. Additionally, the net benefit includes the carry back of taxable losses generated in 2009, 2008 and 2007, partially offset by the tax provision for certain state capital-based taxes. The income tax provisions for both periods are substantially non-cash.

Adjusted EBITDA for the year ended December 31, 2010 was $182.8 million, compared to $156.6 million for the twelve months ended December 31, 2009.  Adjusted EBITDA Margin for the twelve months ended December 31, 2010 was 44.6%, compared to 43.5% for the year ended December 31, 2009.

Guidance
Based on the Company’s performance for 2010, our revenue guidance for 2011 is $460 million - $470 million.  The Company’s guidance for its projected Adjusted EBITDA Margin for the full year 2011 is expected to be approximately in line with the full year 2010 actual Adjusted EBITDA Margin.  The Company’s guidance for cash used for capital expenditures guidance for full year 2011 is from $140 million - $150 million. Management stated that Adjusted EBITDA is expected to exceed cash used for capital expenditures in full year 2011.

Non-GAAP Financial Measures
“Adjusted EBITDA” is defined as net income before provision for (benefit from) income taxes, other income/expense, interest income/expense, gain on reversal of foreign currency translation adjustments from liquidation of subsidiaries, income/loss from discontinued operations, gain/loss on asset dispositions, depreciation and amortization, and non-cash based stock compensation.  Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenue.  Adjusted EBITDA and Adjusted EBITDA Margin are not intended to replace operating income (loss), net income (loss), cash flow and other measures of financial performance and liquidity reported in accordance with accounting principles generally accepted in the United States.  Rather, Adjusted EBITDA and Adjusted EBITDA Margin are measures of operating performance that investors may consider in addition to such measures.  AboveNet’s management believes that adjusted or modified EBITDA and its related margin are measures of operating performance that are commonly reported and widely used by analysts, investors, and other interested parties in the telecommunications industry because they eliminate many differences in financial, capitalization, and tax structures, as well as certain non-cash and non-operating charges to earnings.  AboveNet’s management currently uses Adjusted EBITDA and Adjusted EBITDA Margin for these purposes.  AboveNet’s management believes that Adjusted EBITDA and Adjusted EBITDA Margin trends can be used as indicators of whether the Company’s operations are able to produce sufficient operating cash flow to fund working capital needs, service debt obligations and fund capital expenditures.

Adjusted EBITDA is also used by the Company for other purposes, including, management’s assessment of ongoing operations and as a measure for performance-based compensation. However, the definition of adjusted EBITDA for other purposes may differ from the definition of Adjusted EBITDA used herein.  For example, for 2009 and 2010 the definition of adjusted EBITDA in the Company’s incentive cash bonus plan excludes certain customer termination fees.  Additionally, Adjusted EBITDA as used in this press release may not be calculated identically to similarly titled measures reported by other companies.  The Company also reviews revenue, net of contract termination revenue as well as revenue in local currency.  Revenue, net of contract termination revenue shows the change in the Company’s recurring revenue from period to period excluding the impact of non-recurring contract termination revenue.  Revenue in local currency shows the changes of foreign subsidiary revenue without the impact of currency fluctuations.  Management believes these non-GAAP metrics provide helpful insight into revenue trends.

Conference Call
AboveNet will hold a conference call to report fourth quarter 2010 results at 10:00 a.m. ET today, February 25, 2011.  The dial in number for the call is 866-394-9472, conference ID 39443767.  The call is also being webcast with an accompanying presentation, which can be accessed at http://investors.above.net.  A replay of the call will be available from 1:00 p.m. ET on February 25 until 11:59 p.m. ET on March 4.  To listen to the telephone replay in the U.S., please dial 800-642-1687 and for international callers, please dial 706-645-9291.  The conference ID is the same as above.  The webcast and the slide presentation will also be archived in the investor relations section of AboveNet's website for 90 days.

About AboveNet, Inc.
AboveNet, Inc. is a leading provider of high bandwidth connectivity solutions for businesses and carriers. Its private optical network delivers key network and IP services in and among top U.S. and European markets. AboveNet's network is widely used in demanding markets such as financial and legal services, media, health care, retail and government.

Forward Looking Statements
Statements made in this press release that are not historical in nature constitute forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.  We cannot assure you that the future results expressed or implied by the forward-looking statements will be achieved.  Such statements are based on the current expectations and beliefs of the management of AboveNet, Inc. and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the future results expressed or implied by such forward-looking statements.  These risks and in certainties include, but are not limited to, industry competition, pricing and macro-economic conditions and the Company’s financial and operating prospects.  The Company's business could be materially adversely affected and the trading price of the Company's common stock could decline if these risks and uncertainties develop into actual events.  The Company cautions you not to place undue reliance on these forward-looking statements, which speak only as of their respective dates.  The Company undertakes no obligation to publicly update or revise forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.  A more detailed discussion of factors that may affect the Company's business and future financial results is included in the Company's SEC filings, including, but not limited to, those described in “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the Company's Annual Report on Form 10-K for the year ended December 31, 2009 and in the Company’s subsequently filed Quarterly Reports on Form 10-Q. We discuss certain non-GAAP financial measures in this press release and provide the GAAP financial measures that correspond to such non-GAAP measures, as well as the reconciliation between the two.

ABOVENET, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(in millions, except share and per share information)

	December 31,
	2010	2009

ASSETS:
Current assets:
Cash and cash equivalents	$61.6	$165.3
Restricted cash and cash equivalents	3.7	3.7
Accounts receivable, net of allowances for doubtful accounts of $1.8 and $2.0 at
December 31, 2010 and 2009, respectively	27.5	20.1
Prepaid costs and other current assets	14.8	13.5
Total current assets	107.6	202.6

Property and equipment, net of accumulated depreciation and amortization of $285.3 and
$236.5 at December 31, 2010 and 2009, respectively	540.8	469.1
Deferred tax assets	149.7	183.0
Other assets	9.7	7.3
Total assets	$807.8	$862.0

LIABILITIES:
Current liabilities:
Accounts payable	$9.4	$10.7
Accrued expenses	71.8	68.4
Deferred revenue - current portion	27.3	27.3
Note payable - current portion	7.6	7.6
Total current liabilities	116.1	114.0

Note payable	42.1	49.7
Deferred revenue	87.0	93.8
Other long-term liabilities	10.1	10.3
Total liabilities	255.3	267.8

Commitments and contingencies

SHAREHOLDERS’ EQUITY:
Preferred stock, 9,500,000 shares authorized, $0.01 par value, none issued or outstanding	—	—
Junior preferred stock, 500,000 shares authorized, $0.01 par value, none issued or
outstanding	—	—
Common stock, 200,000,000 shares authorized, $0.01 par value, 26,422,885 issued and
25,799,358 outstanding at December 31, 2010 and 30,000,000 shares authorized, $0.01 par
value, 25,271,788 issued and 24,750,560 outstanding at December 31, 2009	0.3	0.3
Additional paid-in capital	332.4	308.2
Treasury stock at cost, 623,527 and 521,228 shares at
December 31, 2010 and 2009, respectively	(22.8)	(16.7)
Accumulated other comprehensive loss	(9.2)	(9.0)
Retained earnings	251.8	311.4
Total shareholders’ equity	552.5	594.2
Total liabilities and shareholders’ equity	$807.8	$862.0

ABOVENET, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except share and per share information)

	Three Months Ended December 31,		Years Ended December 31,
	2010	2009	2010	2009

	(Unaudited)
Revenue	$108.1	$94.3	$409.7	$360.1

Costs of revenue (excluding depreciation and
amortization, shown separately below, and including
provisions for impairment of $1.6 and $0.3 for the three
months ended December 31, 2010 and 2009, respectively,
and $2.0 and $1.2 for the years ended December 31, 2010
and 2009, respectively)	39.9	35.1	142.8	130.7
Selling, general and administrative expenses	26.9	21.4	96.6	82.5
Depreciation and amortization	16.8	14.3	63.3	52.0

Operating income	24.5	23.5	107.0	94.9

Other income (expense):
Interest income	-	-	0.1	0.3
Interest expense	(1.5)	(1.2)	(5.2)	(4.8)
Other income (expense), net	1.4	1.7	2.0	3.6

Income before income taxes	24.4	24.0	103.9	94.0

Provision for (benefit from) income taxes	2.1	(182.9)	34.5	(187.6)

Net income	$22.3	$206.9	$69.4	$281.6

Income per share, basic:
Basic income per share	$0.87	$8.43	$2.74	$11.98

Weighted average number of common shares	25,732,982	24,549,240	25,293,188	23,504,077

Income per share, diluted:
Diluted income per share	$0.85	$7.96	$2.65	$11.06

Weighted average number of common shares	26,288,375	25,994,937	26,242,696	25,468,405

ABOVENET, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Years Ended December 31,
	2010	2009
Cash flows provided by operating activities:
Net income	$69.4	$281.6
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	63.3	52.0
Reversal of valuation allowance on deferred tax assets	(7.3)	(183.0)
Loss on sale or disposition of property and equipment, net	0.1	1.3
Provisions for impairment	2.0	1.2
Non-cash stock-based compensation expense	12.5	9.7
Provision for bad debts	0.5	0.9
Change in deferred tax assets	40.5	—
Changes in operating working capital:
Accounts receivable	(8.1)	(1.2)
Prepaid costs and other current assets	(1.2)	(3.5)
Other assets	(2.5)	(1.3)
Accounts payable	(1.2)	(3.4)
Accrued expenses	0.8	(4.6)
Deferred revenue and other long-term liabilities	(6.0)	7.5
Net cash provided by operating activities	162.8	157.2
Cash flows used in investing activities:
Proceeds from sales of property and equipment	0.4	0.3
Purchases of property and equipment	(135.7)	(118.7)
Net cash used in investing activities	(135.3)	(118.4)
Cash flows (used in) provided by financing activities:
Cash paid to shareholders	(129.0)	—
Proceeds from exercise of warrants	5.0	8.7
Proceeds from exercise of options to purchase shares of common stock	1.2	10.0
Proceeds from issuance of stock pursuant to Employee Stock Purchase Plan	0.2	—
Change in restricted cash and cash equivalents	—	(0.2)
Proceeds from note payable, net of financing costs	—	24.5
Principal payment - note payable	(7.6)	(3.2)
Purchase of treasury stock	(0.8)	(0.4)
Principal payment - capital lease obligation	—	(0.5)
Net cash (used in) provided by financing activities	(131.0)	38.9
Effect of exchange rates on cash	(0.2)	0.5
Net (decrease) increase in cash and cash equivalents	(103.7)	78.2
Cash and cash equivalents, beginning of year	165.3	87.1
Cash and cash equivalents, end of year	$61.6	$165.3

Supplemental cash flow information:
Cash paid for interest	$3.0	$2.7
Cash paid for income taxes	$0.4	$2.8

Supplemental non-cash financing activities:
Issuance of shares of common stock in cashless exercise of stock purchase warrants	$5.3	$—
Non-cash purchase of shares into treasury in cashless exercise of stock purchase warrants	$5.3	$—

ABOVENET, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollars in millions)

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2010	2009	2010	2009

Reconciliation of Net Income to Adjusted EBITDA

NET INCOME	$22.3	$206.9	$69.4	$281.6
Interest income	-	—	(0.1)	(0.3)
Interest expense	1.5	1.2	5.2	4.8
Other (income) expense, net	(1.4)	(1.7)	(2.0)	(3.6)
Provision for (benefit from) income taxes	2.1	(182.9)	34.5	(187.6)

OPERATING INCOME	24.5	23.5	107.0	94.9

Depreciation and amortization	16.8	14.3	63.3	52.0
Non-cash stock-based compensation	6.0	1.4	12.5	9.7

Adjusted EBITDA	$47.3	$39.2	$182.8	$156.6

Calculation of Adjusted EBITDA Margins

Adjusted EBITDA	$47.3	$39.2	$182.8	$156.6
Revenue	$108.1	$94.3	$409.7	$360.1
Adjusted EBITDA Margin	43.8%	41.6%	44.6%	43.5%

Reconciliation of Revenue to Revenue, Net of Contract Termination Revenue

Revenue	$108.1	$94.3	$409.7	$360.1
Less: Contract Termination Revenue	(0.4)	(0.9)	(2.7)	(3.9)

Revenue, Net of Contract Termination Revenue	$107.7	$93.4	$407.0	$356.2